EXHIBIT 2.2


                      AGREEMENT AND PLAN OF REORGANIZATION

                                  BY AND AMONG

                       DALECO RESOURCES CORPORATION, INC.,

                            STRATEGIC MINERALS, INC.,

                                       AND

                        CLEAN AGE MINERALS, INCORPORATED

                            DATED SEPTEMBER 19, 2000

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                      AGREEMENT AND PLAN OF REORGANIZATION

               THIS AGREEMENT is entered into as of this 19th day of September, 2000 (hereafter "Agreement") by and among Daleco Resources Corporation, a Delaware corporation (hereafter "DRC"), Strategic Minerals, Inc., a Nevada corporation (hereafter "SMI") Clean Age Minerals, Incorporated, a Nevada Corporation (hereafter "CAM") with respect to the following:

                                    RECITALS:

               WHEREAS, CAM is a Nevada corporation which owns certain mineral interests and intellectual property;

               WHEREAS, the shareholders of CAM own 20,018,000 shares of the common stock of CAM which constitutes all of the issued and outstanding shares of capital stock of CAM;

               WHEREAS, SMI is a wholly owned subsidiary of Daleco Resources Corporation, a Delaware corporation;

               WHEREAS, the parties desire and intend for CAM to merge with and into SMI, with SMI being the surviving corporation in a statutory merger under the laws of the State of Nevada;

               WHEREAS, the parties desire and intend for all of the issued and outstanding capital stock of CAM to be canceled and for the holders of CAM's outstanding capital stock to receive Preferred Stock of DRC upon the Effective Date of the merger;

               WHEREAS, certain of the shareholders of CAM had offered to exchange their shares for cash, but elected to accept DRC's and SMI's offer to exchange their shares for Preferred Stock; and

               WHEREAS, SMI and DRC agreed to increase the number of shares of Preferred Stock to be exchanged from 1,400,000 to 2,001,800; and




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               WHEREAS, for Federal Income Tax purposes, the parties intend that the merger contemplated by this Agreement shall qualify as a reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

               NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

               1.1 DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings set forth below:

               "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such other Person.

               "BUSINESS DAY" means a day other than a Saturday, Sunday or other day on which commercial banks in Philadelphia, Pennsylvania are authorized or required by law to close.

               "CLEAN AGE MINERALS ("CAM") includes the company and its three subsidiaries identified in Schedule 6.2.2 attached hereto.

               "DIRECTORS" means the directors of Clean Age Minerals, Incorporated, who have affixed their signatures to this document with respect to their obligations and benefits set forth in Article XI and signed the Non-Competition Agreement referred to as Exhibit 9.1 in Article IX hereof.

               "EFFECTIVE DATE" means the date when the Articles of Merger prepared pursuant to this Agreement, have been filed with the Nevada Secretary of State.

               "ENCUMBRANCES" means any and all mortgages, security interests, liens, claims, pledges, restrictions, leases, title exceptions, rights of others, charges or other encumbrances.



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               "ERISA"  means the  Employee  Retirement  Income  Security Act of
1974, and the applicable regulations promulgated thereunder."EFFECTIVE DATE" shall mean the date first set forth above means the date and time when the
Articles  of  merger,   prepared   pursuant  to  this   Agreement  and  Plan  of
Reorganization, have been filed with the Nevada Secretary of State.

               "GOVERNMENTAL AUTHORITY" means any foreign, Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality.

               "IRS" means the United States Internal Revenue Service.

               "MATERIAL ADVERSE EFFECT" means, with respect to any Person or Persons, any change, occurrence or effect that is materially adverse to the assets, business, results of operations or condition (financial or otherwise) of such Person.

               "MATERIAL ADVERSE EVENT" means, an event the consequences of which would have a Material Adverse Effect.

               "PATENT" means U.S. Patent No. 5,387,738 and any foreign patents, extensions, continuations issued in connection therewith.

               "PERMITTED ENCUMBRANCES" means only the following title exceptions: (a) taxes either not delinquent or being diligently contested; (b) mechanics', materialmen's or similar statutory liens being diligently contested;
(c) other exceptions that do not and would not, individually or in the aggregate, have a Material Adverse Effect with respect to the assets of CAM.

               "PERSON" means an individual, corporation, partnership, trust or unincorporated organization, or other type of legal entity or a government or any agency or political subdivision thereof.

               "PREFERRED STOCK" shall mean 8% cumulative convertible preferred, as more fully described under Section 7.8 hereof, with a Stated Value of $10.00 per share, which Preferred Stock shall be senior to all other classes of preferred stock and any other classes of stock currently or subsequently issued by DRC, but will be subordinated to the 16,000 shares of Class A preferred stock


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currently issued and  outstanding;  save and except any of such shares which are subsequently converted or redeemed.

               "SEC"   means   the   Securities    and   Exchange    Commission.

               "SHAREHOLDER", shall mean the holder of one or more shares of Stock.

               "STOCK" shall mean all of the issued and outstanding capital Stock of CAM, which consists of 20,018,000 shares of common stock, par value $0.01.

               "SUBSIDIARY"   means,  with  respect  to  any  Person,  (i)  each
corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, either directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity, and
(ii) each partnership or limited liability company in which such Person or another Subsidiary of such Person is the general partner, managing partner or otherwise controls.

               "THIRD PARTY" means a party or parties unaffiliated with any of DRC, SMI or CAM.

               "THREATENED" means a claim, proceeding, dispute, action or other matter for which a demand or adverse statement has been made in writing or any written notice of default or nonperformance has been given.

               1.2 OTHER TERMS. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

               1.3 OTHER DEFINITIONAL PROVISIONS.(a) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.



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                      (b)  The  terms  defined  in  the  singular  shall  have a comparable meaning when used in the plural, and vice versa.

                      (c) The terms "dollars" and "$" shall mean United States dollars.

                                   ARTICLE II.
                                     CLOSING

               2.1 THE CLOSING. At the closing of the merger contemplated by this Agreement (the "Closing"), CAM shall merge with and into SMI, with SMI being the survivor; all of the issued and outstanding stock of CAM will be canceled, and CAM's Shareholders shall receive the Preferred Stock described in Sections 3.1 and Section 7.8 of this Agreement.

               2.2 CLOSING DATE. The Closing shall take place on the day on which the Articles of Merger, consummating the transactions contemplated by this Agreement, are filed with the Nevada Secretary of State, the "Closing Date", on which date the parties agree to execute and deliver this Agreement as well as any and all other agreements, instruments, certificates, funds, and/or other documents required in connection with this transaction.

               2.3 PLACE OF CLOSING. The Closing shall take place at the offices of CAM's Counsel, The Sanford Law Offices, 100 West Liberty Street, Suite 900, Reno, Nevada, or such other place as the parties mutually agree.

                                  ARTICLE III.
                   MERGER CONSIDERATION TO CAM'S STOCKHOLDERS

               3.1 As and for the consideration to be paid and delivered to CAM's Stockholders in connection with the Merger, SMI shall on the Effective Date promptly and irrevocably instruct its Transfer Agent to issue 2,001,800 shares of DRC Preferred Stock to the respective CAM Shareholders entitled to receive the same hereunder. Five (5) days before the Closing CAM shall deliver to DRC a list of the names and number of shares of Preferred Stock, aggregating 2,001,800 shares, to be issued and delivered to holders of CAM's shares. Each


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Shareholder  of CAM  receiving  shares  of  Preferred  Stock  pursuant  to  this
Agreement shall be entitled to receive one share of Preferred Stock with a Stated Value of Ten Dollars ($10.00) per share for each ten (10) shares of CAM Stock owned by such stockholder immediately prior to the Effective Date of the merger.

                                   ARTICLE IV.
                                   THE MERGER

                      4.1 Effective upon filing the Articles of Merger pursuant to this Agreement with the Nevada Secretary of State, CAM shall be merged with and into SMI and the separate existence of CAM shall thereupon cease, in accordance with the applicable provisions of Chapters 78 and 92A of the Nevada Revised Statutes. SMI will be the surviving corporation in the Merger and will continue to be governed by the laws of the State of Nevada, and the separate corporate existence of SMI and all of its rights, privileges, duties and obligations as a corporation organized under the laws of the State of Nevada will continue unaffected by the merger. The merger of CAM with and into SMI shall have the effects specified under Chapters 78 and 92A of the Nevada Revised Statutes.

                      4.2 With regard to SMI as the surviving corporation in the merger, the Articles of Incorporation and the Bylaws of SMI in effect immediately prior to Closing shall be the Articles of Incorporation and Bylaws of SMI as the surviving corporation. Except as otherwise provided in this Agreement, from and after Closing the Board of Directors of SMI, immediately prior to Closing, shall constitute the Board of Directors of SMI as the surviving corporation.

                      4.3 If a certificate for Preferred Stock is to be issued pursuant hereto in a name other than that of a surrendering shareholder, it shall be a condition of such issuance that the shareholder requesting such issuance shall bear any and all transfer or other taxes required by reason of the issuance of such certificates for Preferred Stock in a name other than that


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of the respective  shareholder,  or shall provide SMI with satisfactory evidence that no such obligation exists.

                      4.4 Notwithstanding the foregoing, neither SMI or any party hereto shall be liable to a Shareholder for any Preferred Stock (or dividends thereupon) delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar law.

                      4.5 FRACTIONAL SHARES. No certificates representing fractional shares of Preferred Stock shall be issued by SMI or DRC in the exchange. Under this Agreement, each ten (10) shares of Stock will be exchanged for one (1) share of Preferred Stock. Fractional Shares will be rounded down to the next whole share of Preferred Stock.

                                    ARTICLE V
                                      LOANS

                      5.1 On or before the first anniversary date of the Effective Date, SMI shall pay the sum of $514,881 to those persons listed on
Schedule 5.1 in the amounts set forth opposite their names ("Insider Loans") in addition to the merger consideration being paid and delivered to CAM's Shareholders pursuant to Article III hereof. The Insider Loans were made by the parties set forth on Schedule 5.1, in the amounts set forth thereon, for use by CAM in the ordinary course of business. The obligations of SMI to pay the Insider Loans shall be evidenced by Notes to each person listed on Schedule 5.1 in form substantially identical to that attached hereto as Exhibit 5.1.1 and shall be guaranteed by DRC utilizing the form attached hereto as Exhibit 5.1.2.

                                   ARTICLE VI.
                         REPRESENTATIONS AND WARRANTIES

                      6.1. REPRESENTATIONS AND WARRANTIES OF SMI AND DRC. SMI and DRC hereby Represent and Warrant to CAM and the Shareholders that:



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                             6.1.1  SMI  and  DRC are  each a  corporation  duly
ongoing, validly existing and in good standing under the laws of the state of its incorporation and in each jurisdiction in which such qualification is necessary for the conduct of their respective businesses.

                             6.1.2 The  execution,  delivery and  performance of
this Agreement by SMI and DRC and the consummation of the transactions contemplated hereby by SMI and DRC will not constitute a breach or violation of or default under their respective Articles of Incorporation or By-Laws or under any judgment, decree, order, permit or license, or agreement, indenture or instrument of SMI or DRC, or any of their subsidiaries, or to which SMI, DRC or any of their respective subsidiaries are subject, other than breaches, violations or defaults that, individually or in the aggregate, would not prevent the consummation of the transactions contemplated hereby or have a Material Adverse Affect on the business, operations or prospects of SMI, DRC, and their respective subsidiaries taken as a whole. The consummation by SMI and DRC of the transactions contemplated hereby will not require the consent or approval of any other party to any of the above or affect the validity or effectiveness of any of the above, except when failure to obtain such consents or approvals, individually or in the aggregate, would not prevent consummation of such transactions and would not have a Material Adverse Affect on the businesses or properties of the SMI, DRC, and their respective subsidiaries taken as a whole.

                             6.1.3 Except as  disclosed in writing  prior to the
date hereof, since June 30, 2000, neither SMI or DRC have suffered any material change in their respective working capital, financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, businesses, operations or prospects.

                             6.1.4  The  execution  of  this  Agreement  and the
consummation of the transactions described herein have been duly authorized by all necessary corporate action and this Agreement is a legal, valid and binding obligation of each of SMI and DRC.



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                             6.1.5 The authorized  capital stock of DRC consists
of 20,000,000 shares of common stock, par value $0.01, of which, as of the date of this Agreement, 3,102,574 shares are issued and outstanding, as well as 10,000,000 shares of Preferred Stock, par value $0.01, of which 16,000 shares are issued and outstanding. There are outstanding stock options and warrants due as stated in DRC's 10-Q's dated as of June 20, 2000 and 10-K's dated as of September 20, 1999, plus an additional 3.5 million options to certain officers, directors and employees at an exercise price of $0.25. All Preferred Stock subject to issuance hereunder will be duly authorized, validly issued, fully paid and non-assessable. Except as set forth above, there are no outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of DRC or any other obligations of DRC to issue any securities.

                             6.1.6 Except as  disclosed in writing  prior to the
date hereof, DRC has no liabilities or obligations of any nature which were not fully reflected or reserved against in DRC's audited financial statements as of September 30, 1999 and quarterly statement as of June 30, 2000, including the notes thereto, except for liabilities and obligations incurred in the ordinary course of business since the date thereof.

                             6.1.7 No written statement, certificate,  schedule,
list or other written information furnished by SMI or DRC in connection with this Agreement contains any untrue statements of a material fact or omits to state any material facts necessary in order to make the statements contained herein not misleading in light of the circumstances under which they were made.

                             6.1.8  Neither  SMI nor DRC have any "plan" as that
term is defined under ERISA either qualified or pending qualification under ERISA, and has no pension, profit sharing, stock or other non-qualified plans.

                             6.1.9.  SMI has heretofore  delivered to CAM copies
of DRC's reports on Form 10-KSB for the years ending September 30, 1999, 1998, and 1997 and Form 10-QSB for the periods ending December 31, 1999, March 31, 2000 and June 30, 2000, all its reports on Form 8-K since October 1, 1998 and


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its Proxy Statements for its 1997 and 1998 Annual Meetings of Stockholders,  all
as filed with the SEC. The audited and unaudited consolidated financial statements of DRC included in such reports have been prepared in substantial
conformance  with  generally  accepted   accounting   principals  applied  on  a
consistent basis (except as otherwise stated in such financial statements) and fairly present the financial position of DRC and its subsidiaries on a consolidated basis as of the dates thereof and the results of operations and changes in financial position for the periods then ended, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments which shall not be materially adverse. Such reports did not (as of their respective filing dates) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Since June 30, 2000: (a) the business of DRC and its subsidiaries, taken as a whole, has been conducted only in the ordinary and usual course consistent with past practices; and (b) there has been no material adverse change in the financial condition or operations of DRC and its
subsidiaries,   taken  as  a  whole.  There  are  no  statements   contained  in
Management's Discussion and Analysis section of such reports that required clarification, correction, or comment regarding prior statements contained in the Management, Discussion and Analysis section of such reports.

                             6.1.10  Except as set forth in DRC's  September 30,
1999 Form 10-KSB, its June 30, 2000 10-QSB, and except for landlord's liens, statutory liens not yet delinquent, minor defects and irregularities in title, encumbrances which do not materially impair the use thereof for the purpose for which they are held, DRC and its subsidiaries have good, valid and marketable title to all the interests in the properties reflected in DRC's Form 10-KSB, and all such interests are free and clear of all title defects or objections, liens, claims, changes, security interests or other encumbrances of any kind whatsoever.



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                             6.1.11 NEW  SUBSIDIARY.  SMI was specially  created
for the purposes of this transaction and has conducted no business since the date of its inception other than transactions contemplated by this Agreement.

                      6.2 REPRESENTATIONS AND WARRANTIES OF CAM. CAM Represents and Warrants to SMI that:

                             6.2.1 CAM is a corporation duly organized,  validly
existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to carry on its business as now being conducted. CAM is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the current conduct of its business or the ownership or leasing of its properties makes such qualifications or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect. CAM agrees, at Closing, to deliver to SMI complete and correct copies of the articles of incorporation and bylaws of CAM, as amended to the date of this Agreement.

                             6.2.2 At the date of this Agreement,  other than as
set forth on Schedule 6.2.2, there are no subsidiaries or affiliates of CAM.

                             6.2.3 The  authorized  capital stock of CAM,  along
with the issued and outstanding shares of capital stock for CAM and the owners of such issued and outstanding shares of capital stock and the amount owned by each Shareholder, are set forth in Schedule 6.2.3. Except as set forth in
Schedule 6.2.3, as of the date of this Agreement, (i) no additional shares of common stock or other voting or equity securities of CAM were issued, reserved for issuance or outstanding, and (ii) there are no outstanding stock appreciation rights and/or other outstanding contractual rights the value of which is derived from the financial performance of CAM. All outstanding shares of capital stock of CAM are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights. Except as set forth on
Schedule 6.2.3, (i) there are no bonds, debentures, notes or other indebtedness of CAM having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Shareholders of CAM may vote, (ii) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which CAM is a party or by which it is bound, obligating CAM to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock or other voting or equity securities of CAM or obligating CAM to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, and (iii) there are no


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outstanding  contractual  obligations of CAM to repurchase,  redeem or otherwise acquire any shares of Stock.

                             6.2.4 (a) CAM has the requisite power to enter into
this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary organizational or personal action on the part of CAM. This Agreement has been duly executed and delivered by CAM after a duly called meeting of the Shareholders at which this transaction was approved in accordance with the Bylaws of CAM and applicable law, and constitutes the valid and binding obligation of CAM, enforceable against CAM in accordance with the terms of this Agreement and the Schedules hereof.

                             (b)  Except  as  set  forth  on  Schedule  6.2.4(b)
hereof, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or cause loss of a material benefit under, or result in the creation or maturation of any lien or purchase right upon any of the properties or assets of CAM under, (i) the organizational documents, Bylaws of CAM, (ii) except as set forth in Schedule 6.2.4(b) hereof, and subject to the governmental filings and other matters referred to in Section 6.2.4(c), any loan or credit agreement, note, bond, mortgage, indenture, real property lease or other material agreement or instrument applicable to CAM or any of its properties or assets, or (iii) subject to the governmental filings and other matters referred to in Section 6.2.4(c), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to CAM or any of its properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights or liens that individually or in the aggregate would not have a Material Adverse Affect, or impair, in any material respect, the ability of CAM or any of the Shareholders to perform their obligations under this Agreement.

                             (c)  Except  as set  forth in  Schedule  6.2.4  (c)
hereof, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by any of the Shareholders or CAM in connection with the execution and delivery of this Agreement or the consummation of the acquisition transactions contemplated by this Agreement, except (i) for any applicable filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) in connection with any state or local tax which is attributable to the beneficial ownership of real property of CAM, (iii) those as set forth in
Schedule 6.2.4(c) hereof, and (iv) for such other consents,  approvals,  orders,


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authorizations,  registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect, or impair, in any material respect, the ability of CAM to perform their obligations under this Agreement.

                             6.2.5.   (a)  Except  as  set  forth  in   Schedule
6.2.5(a), (i) CAM has in effect all Federal, state and local governmental approvals, authorizations, certificates, filings, licenses, permits and rights ("Permits"), including all authorizations under Environmental Laws (as hereinafter defined) necessary for it to own or lease its properties and assets and to carry on its business as now being conducted other than such Permits the absence of which would not, individually or in the aggregate, have a Material Adverse Effect with respect to CAM, and there has occurred no default under any such Permit other than such defaults which, individually or in the aggregate, would not have a Material Adverse Effect, and (ii) CAM is in compliance with all applicable laws, statutes, ordinances, rules, orders and regulations of any Governmental Authority ("Applicable Laws"), except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect.

                             (b) CAM is and  has  been in  compliance  with  all
applicable Environmental Laws, except as set forth in Schedule 6.2.5(b) hereof, except for such noncompliance which would not have a Material Adverse Effect. The term "Environmental Laws" means any applicable Federal, state or local statute, ordinance, rule, regulation, permit, judgment, order, decree, injunction or other legally binding authorization relating to: (A) Releases (as defined in 42 U.S.C. Section 9601(22)) or Threatened Releases of Hazardous Material (as hereinafter defined) into the environment, or (B) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of, or exposure to, a Hazardous Material.

                             6.2.6.  (a) CAM has  delivered  to SMI the audited,
reviewed or unaudited and unreviewed, as the case may be, financial statements of CAM as of December 31, 1999 and the quarterly statement of CAM as of June 30, 2000, and CAM's annual financial statement for the two prior years, (the "CAM Financial Statements"). CAM Financial Statements have been prepared from, and are in accordance with, the books and records of CAM and, present fairly, in all material respects, the financial position, the results of operations and cash flows of CAM as of the dates and for the periods indicated, in each case in substantial conformance with GAAP generally applied throughout the periods involved, save and except as otherwise stated in any of said financial statements, schedule 6.2.6(a) hereof, and any Due Diligence documents supplied to SMI and/or DRC by CAM. Notwithstanding the foregoing, SMI and DRC hereby acknowledge having conducted any and all desired Due Diligence with respect to CAM's assets and operations. Each of SMI and DRC have relied solely upon their own respective investigations as to the value, nature and extent of the assets being acquired pursuant to this merger. Each of SMI and DRC further acknowledge that CAM has not made and is not making any representations or warranties as to the value of the assets being acquired pursuant to the terms of this Agreement.

                             (b)  Except  as  set  forth  in  Schedule  6.2.6(b)
hereof,  as of June 30,  2000,  CAM had no material  liabilities  of any nature, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), required by GAAP to be reflected or disclosed in the CAM Financial Statements that were not adequately reflected or disclosed on such balance sheet.

                             6.2.7 Except as set forth in this Section  6.2.7 or
Schedule 6.2.7 or any other Schedule hereof or as permitted elsewhere in this Agreement, since June 30, 2000, CAM has conducted its business only in the ordinary course, and there has not been (i) any change or occurrence (other than those which relate to CAM'S industry generally or the economy in general) which will have a Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock issued by CAM, (iii) any issuance of any additional shares of capital stock of CAM or any securities convertible into or exchangeable or exercisable for capital stock of CAM, (iv) any split, combination or reclassification of any of the capital stock of CAM or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of CAM, (v) any granting by CAM to any director or officer of CAM of any increase in compensation, except in the ordinary course of business consistent with prior practice, (vi) any granting by CAM to any such Person of any increase in severance or termination pay, except as part of a standard employment package to any Person promoted or hired, or except for employment, severance or termination arrangements in the ordinary course of business consistent with past practice with employees other than any executive officer of CAM, any entry by CAM into any employment, severance or termination agreement with any such Person, (vii) any damage, destruction or loss not covered by insurance that will have a Material Adverse Effect on CAM, or (viii) any change in accounting methods, principles or practices of CAM materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP.

                             6.2.8 Except as disclosed in Schedule 6.2.8 hereof,
there are no judicial, administrative, or arbitral actions, suits, proceedings (public or private) or governmental proceedings (collectively "Legal
Proceedings") pending against CAM or CAM's officers and/or directors, or Threatened that, individually or in the aggregate, could have a Material Adverse Effect. Except as disclosed in Schedule 6.2.8, there is no judgment, order, injunction or decree of any Governmental Authority outstanding against CAM that, individually or in the aggregate, could have a Material Adverse Effect.

                             6.2.9 All material contracts,  agreements,  leases,
mortgages and commitments ("Contracts"), to which CAM is a party or may be bound, are listed in Schedule 6.2.9 hereof, except for Contracts (i) relating to purchase or sales orders in the ordinary course of business, (ii) involving a payment of less than $5,000, (iii) which can be terminated by CAM within 30 days after written notice without material penalty or premium, or (iv) where the loss of which would not result in a Material Adverse Event. Except as set forth in
Schedule 6.2.9 hereof, all Contracts are valid and in full force and effect on the date hereof and CAM has not violated any provision of, or committed or failed to perform any act, which with notice, lapse of time or both would constitute a default under the provisions of any Contract, the termination of which would have a Material Adverse Effect.

                             6.2.10.  Except as  disclosed  in  Schedule  6.2.10
hereof:

                                     (a)  CAM  has   timely   filed   (including
extensions) all Federal and state income tax returns required to be so filed with respect to all years or periods ending on or before the date of this Agreement. CAM has paid all taxes (including interest, penalties and additions to tax) shown to be due on such tax returns.

                                     (b)  No  material   deficiencies   for  any
Federal or state income taxes have been proposed, asserted or assessed against CAM that have not been fully paid or adequately provided for in the appropriate financial statements of CAM, and no requests for waivers of the time to assess any Federal or state income taxes of CAM are pending.

                                     (c) No material  liens for taxes exist with
respect to any assets or properties of CAM, except for Permitted Encumbrances or liens that CAM is contesting in good faith by appropriate proceeding.

                                     (d) CAM is not a party  to or  bound by any
tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Federal or state income or franchise taxes (including any advance pricing agreement, closing agreement or other agreement relating to Federal or state income or franchise taxes with any taxing authority).

                                     (e) No  Federal  or state  audits  or other
administrative proceedings or court proceedings are presently pending with regard to any Federal or material state income taxes on tax returns of CAM and CAM has not received a written notice of any material pending audit or proceeding.

                                     (f)  CAM  has  made  available  to SMI  for
inspection complete, correct and amended copies of all Federal and state income tax returns filed by CAM for each of its taxable years ending after January 1, 1997.

                             6.2.11 Schedule 6.2.11 hereof sets forth a complete
list of all material real property either owned in full or leased by CAM as of the date hereof (such owned and leased material real property, including all improvements, referred to collectively as the "Real Property"). Except as set forth in Schedule 6.2.11 hereof, CAM has good and marketable title to those interests in the Real Property held by it. Except as set forth in Schedule
6.2.11 hereof, the Real Property is free of Encumbrances, except for Permitted Encumbrances, and the consummation of the transactions contemplated by this Agreement will not create any Encumbrance on any of the Real Property which, individually or in the aggregate, would have a Material Adverse Effect. CAM enjoys peaceful and undisturbed possession under all of its Real Property leases, except for such breaches of the right to peaceful and undisturbed possession that do not materially interfere with the ability of CAM to conduct its business. Except as set forth in Schedule 6.2.11 hereof, there is no party with a prior right, right of first refusal, preferential right to acquire, or preemptive right to the Real Property, or any part thereof, to include, by way of example and not limitation, the mineral interest or any part thereof ("Property Rights"). To the extent that such Property Rights exist, the transaction contemplated hereby will not be an event which would give the holder of such Property Rights the right to exercise same.

                             6.2.12 CAM has insurance  coverage  with  insurance
companies  or  associations  in such  amounts  as set forth in  Schedule  6.2.12 hereof.

                             6.2.13  Schedule  6.2.13 hereof  contains a list of
all copyrights, trademarks, trade names, licenses and patents that are registered in the United States Patent and Trademark Office or with respect to which registration is currently pending which are owned by CAM, or under which CAM is licensed, and used or useful in the operation of its businesses, all of which are valid and in good standing and uncontested. Prior to the Closing CAM will have delivered to SMI copies of all documents establishing such rights, licenses or other authority. Except as disclosed in Schedule 6.2.13 hereof, to the best knowledge of CAM, its officers and directors, (i) CAM is not infringing upon or otherwise acting adversely to any trademarks, trade names, copyrights, patents, patent applications, know-how, methods or processes owned by any other Person, and (ii) there is no claim or action pending or Threatened which alleges that CAM is infringing upon or otherwise acting adversely to any trademarks, trade names, copyrights, patents, patent applications, know-how, methods or processes owned by any other Person.

                             6.2.14  CAM has no "plan"  as that term is  defined
under ERISA either qualified or pending qualification under ERISA, and has no pension, profit sharing, stock or other non-qualified plans.

                             6.2.15 The loans set forth on  Schedule  5.1 hereof
were all received by CAM or paid directly to third parties on behalf of CAM and were used by CAM in the ordinary course of its business.

                             6.2.16  After  due  inquiry  by  the  officers  and
directors of CAM, to the best of their knowledge, there are no undisclosed liabilities, the identification of which are reasonably ascertainable through the conduct of prudent inquiry and investigation.

                             6.2.17  CAM  represents  and  warrants  that it has
relied solely on the advice of its own tax counsel and his tax opinion relating to this transaction; including the structure and handling of this transaction for tax purposes. CAM represents and acknowledges that it has received no tax advice from SMI or DRC; that the structure of this Agreement was requested by CAM based upon the advice received from its tax counsel; and that, with respect to such tax matters, it has relied upon DRC and SMI solely for their full and timely performance of the terms and conditions set forth in Section 7.6 of this Agreement.

                                  ARTICLE VII.
                                    COVENANTS

               7.1 ACCESS AND INFORMATION. CAM, SMI and DRC shall afford the other and their respective representatives such access during normal business hours throughout the period prior to the Closing to such information as the other party shall reasonably request. Subject to the requirements of law, each of SMI, DRC and CAM shall hold in confidence all such non-public information regarding the other until such time as such information is otherwise publicly available.

               7.2 EXPENSES. Except as otherwise agreed in writing, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

               7.3 CERTAIN FILINGS, CONSENTS. SMI, DRC and CAM shall cooperate with one another (i) in promptly determining whether any filings are required to be made or any consents, approvals, permits or authorizations are required to be obtained under any federal, state or foreign law or regulation or any consents, approvals or waivers are required to be obtained from parties to loan agreements or other contracts material to SMI's, DRC's or CAM's business in connection with the consummation of the transaction contemplated by this Agreement, and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, permits, authorizations, approvals or waivers.

               7.4 SECTION INTENTIONALLY OMITTED.

               7.5 ELECTION OF DIRECTORS. SMI shall use its best efforts to cause the election of two of the designees of CAM listed in writing prior to the date hereof as directors of SMI. It is understood and agreed that CAM shall be entitled to nominate two (2) persons to sit on DRC's Board of Directors, one of whom shall be Robert E. Martin.

               7.6 ADDITIONAL AGREEMENTS. Each of the parties hereto agrees to use all reasonable efforts to take promptly, or cause to be taken, all actions and to do promptly, or to cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings. SMI and DRC each expressly agree to cooperate fully with CAM, its tax counsel and its Shareholders and to make any and all information, reports and/or filings and take any and all other actions necessary and appropriate in order for this transaction to constitute a reorganization pursuant to Section 368(a) of the Internal Revenue Code such that this transaction will qualify as a tax free exchange for CAM's Shareholders to the extent they are receiving Preferred Stock as consideration in connection with the merger described in this Agreement.

               7.7 ISSUANCE OF SHARES. SMI shall, and when required by the provisions of this Agreement, issue and deliver certificates representing shares of Preferred Stock to CAM's Shareholders in the amounts sets forth on Schedule 6.2.3.

               7.8 PREFERRED  STOCK.  (i) The Preferred Stock issued pursuant to
Article III shall not have been registered under the Securities Act of 1933 and shall bear the following restrictive legend.

                                    THE    SECURITIES    REPRESENTED   BY   THIS
                                    CERTIFICATE  HAVE NOT BEEN  REGISTERED  WITH
                                    THE SECURITIES AND EXCHANGE COMMISSION UNDER
                                    THE SECURITIES AND EXCHANGE COMMISSION UNDER
                                    THE SECURITIES ACT OF 1933, AS AMENDED ("`33
                                    ACT"),  OR ANY OTHER  SECURITIES  AUTHORITY.
                                    THE   SECURITIES   MAY   NOT  BE   SOLD   OR
                                    TRANSFERRED  IN THE ABSENCE OF AN  EFFECTIVE
                                    REGISTRATION  STATEMENT UNDER THE `33 ACT OR
                                    AN OPINION OF  COUNSEL  SATISFACTORY  TO THE

                                    ISSUER  THAT THE SALE OR  TRANSFER IS EXEMPT
                                    FROM REGISTRATION UNDER THE ACT.

                                    (b) The  Preferred  Stock  shall:  (i)  earn
dividends at the rate of 8% per annum computed on the basis of a 365 day year, which dividends shall be paid semi-annually in arrears on April 1st and October 1st of each calendar year, commencing on April 1st, 2001; (ii) be cumulative;
(iii) have a Stated Value of Ten Dollars ($10.00) per share, which Stated Value shall be printed on the face of each Preferred Stock Certificate; (iv) have priority in liquidation to the extent of the Stated Value plus any accrued but unpaid dividends over any other preferred stock, common stock or any other stock issued by DRC after the Effective Date; and (v) be convertible, commencing one year after the Effective Date, into common stock of DRC, par value $0.01 per share ("Common Stock"), on the basis of its Ten Dollar ($10.00) Stated Value, at the exchange rate per DRC common share of eighty-five percent (85%) of the average of the closing price of DRC's Common Stock for the five trading days immediately preceding the date when shares of DRC Preferred Stock are delivered to DRC for conversion but in no event shall the conversion price be less than One Dollar Twenty-five cents ($1.25) per share.

                                    (c) For purposes of  conversion of Preferred
Stock into DRC Common Stock, the number of shares of DRC Common Stock and related rights to be received pursuant to Section 7.8(b) shall be adjusted, as appropriate, to reflect any stock dividends, stock splits, stock rights or other benefits issued, conferred or distributed subsequent to the Effective Date and up to the date of conversion.

                                    (d) No fractional shares will be issued upon
conversion, with any fractions rounded down to the next whole share of Common Stock.

                                    (e) The  Preferred  Stock shall be senior to
all other classes of preferred stock or any other shares of stock issued or subsequently issued by DRC but shall be subordinated to the 16,000 shares of Series A preferred stock of DRC issued and outstanding as of the Effective Date hereof.

                                  ARTICLE VIII.
                             CONDITIONS AND CLOSING

               8.1 CONDITIONS TO THE OBLIGATIONS OF SMI AND DRC. The obligations of SMI and DRC to consummate the transactions described in this Agreement are subject to the occurrence of the following on or before Closing:

                      8.1.1 Except as set forth in Schedules hereto, the representations and warranties contained in Section 6.2 hereof and in all certificates and other documents delivered and to be delivered by the Shareholders and/or CAM to SMI or its representatives pursuant to this Agreement shall be true, complete and accurate as of the Closing.

                      8.1.2 CAM shall have performed and complied in all material respects with all agreements, obligations and conditions required in accordance with this Agreement and the Schedules hereof to be performed or complied with on or prior to the Closing and shall have delivered their respective lists of CAM Shareholders pursuant to Article III hereof at least five (5) days prior thereto.

                      8.1.3 No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated by this Agreement.

                      8.1.4 The merger contemplated by this Agreement shall not be precluded by any order or injunction of any court of competent jurisdiction.

                      8.1.5 SMI shall have received a certificate of the President or Secretary of CAM indicating that a meeting of the Shareholders had been properly convened in accordance with its Bylaws, at which this Agreement and the transaction contemplated hereby were duly approved.

                      8.1.6 All filings, whether Federal or state, to include any IRS filings, have been completed and there are no outstanding objections or administrative filings remaining for the receipt of the approval to proceed forward with this transaction.

                      8.1.7 To the extent, if any, that one or more directors of Clean Age hold any rights with respect to any Mineral Properties subject to leases recorded in the name CAM, SMI shall have received an agreement satisfactory to its counsel any such rights will not be exercised for a period of not less than three (3) years after the consummation of the transaction contemplated hereby.

                      8.1.8 SMI shall have received from any officer, director or employee of CAM who holds or is the named holder of a patent or license utilized by CAM in its business an agreement in form and substance satisfactory to SMI and its counsel that the holder of such patent or license will not try to remove or renegotiate the terms under which CAM is utilizing such patent or license for a period of not less than five (5) years after the consummation of the transaction contemplated hereby.

                      8.1.9 SMI shall have received from the officers and directors of CAM executed Non-Competition Agreements in accordance with Article IX hereof.

               8.2 CONDITIONS TO THE OBLIGATIONS OF CAM. The obligations of CAM to consummate the transactions described in this Agreement are subject to the occurrence of the following on or before Closing:

                      8.2.1 The  representations  and  warranties  contained  in
Section 6.1 hereof and in all certificates and other documents delivered and to be delivered by SMI to CAM or its representatives pursuant to this Agreement shall be true, complete and accurate as of the date when made and at and as of the Closing as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by the terms of this Agreement.

                      8.2.2 SMI and DRC shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by SMI and/or DRC on or prior to the Closing.

                      8.2.3 No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby.

                      8.2.4 The merger contemplated by this Agreement shall not have been precluded by any order or injunction of any court of competent jurisdiction.

                      8.2.5 All filings, whether Federal or state, to include any IRS filings, have been completed and there are no outstanding objections or administrative filings remaining for the receipt of the approval to proceed forward with this transaction.

                                   ARTICLE IX
                                 NON-COMPETITION

               9.1 CAM agrees to cause each of its directors to enter into a "Non-Competition Agreement" and the Closing in form and content identical to
Exhibit 9.1 hereto.

               9.2 All parties to this Agreement and the Directors of CAM agree:

                   (a)  That  the  Non-competition   Agreement  constitutes  the
binding agreement between the parties and each individual director is bound by all of its terms;

                   (b) That for the life of the Patent after the Effective Date, he will not disclose or utilize the patent or any process or development covered thereunder.

                                    ARTICLE X
                                  MISCELLANEOUS

               10.1 TERMINATION. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated at any time prior to the
Closing:

                     (a) By mutual written consent of CAM, on the one hand, and SMI on the other hand;

                     (b) By SMI, in the event that the closing conditions precedent set forth in Section 8.1 are not satisfied at the time of Closing;

                     (c) By CAM, in the event that the Closing conditions precedent set forth in Section 8.2 are not satisfied at the time of Closing; and

                     (d) By any of CAM, DRC or SMI:

                         (i) if any Governmental  Authority shall have issued an
order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action has not been reversed or withdrawn within fifteen (15) days;

                         (ii) in the  event of a  material  breach  by the other
party of any representation or warranty contained in this Agreement or any agreement executed and delivered in connection herewith which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach;

                         (iii) in the  event of a  material  breach by the other
party of any covenant or agreement contained in this Agreement or any agreement executed and delivered in connection herewith which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or

                         (iv) if the Closing shall not have been  consummated on
or before September 30, 2000 (the "Termination Date"), and said Termination Date has not been extended by the mutual written consent and agreement of both parties.

               10.2 EFFECT OF TERMINATION. In the event of Termination, no party hereto (or any of its directors, officers or shareholders) shall have any liability or further obligation to any other party to this Agreement.

               10.3  ENTIRE  AGREEMENT.   This  Agreement  contains  the  entire
Agreement between the parties hereto and this Agreement supersedes all prior agreements among the parties with respect to such matters.

               10.4 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to conflicts of laws provisions.

               10.5 DESCRIPTIVE HEADINGS. The headings are for convenience and reference only and shall not affect in any way the meaning or interpretation of the Agreement.

               10.6 INVALIDITY OF CERTAIN PROVISIONS. Any term or provisionof this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms or provisions hereof.

               10.7 NOTICE. All notices or other communications hereunder shall be in writing, shall be effective upon receipt and shall be made by hand delivery, certified mail return-receipt requested, or by overnight courier, postage prepaid addressed as follows:

             To SMI:        Strategic Minerals, Inc.
                            938 Old Eagle School Road, Suite 615
                            Wayne, Pennsylvania  19087

                            Attn.  Gary J. Novinskie, Chief Executive Officer

             and to:        Daleco Resources Corporation
                            10350 Santa Monica Boulevard, Suite 290
                            Los Angeles, CA 90025

                            Attention:  Dov Amir, Chairman of the Board and
                                        Chief Executive Officer

             To CAM and/or Shareholders:

                            Clean Age Minerals, Incorporated
                            15530 Diamond Head
                            Lake Oswego, OR 97034

                            Attention:  Eric Haessler, Chairman

        Either party may change its address for Notice by giving the other party not less than ten (10) days notice of its new address in accordance with this
Section 10.7.

               10.8 MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one Agreement.

               10.9 NEITHER PARTY DRAFTER. The parties hereto agree that this Agreement is the product of negotiation, that each has been represented by counsel during its negotiation and that neither party shall be deemed the drafter hereof.

               10.10 COSTS. Each party agrees to pay its legal, accounting and other fees incurred in the negotiation of the transaction contemplated hereby, the conduct of its due diligence and the preparation of the documents, exhibits and schedules addressed and referenced herein; provided, however, that SMI shall, in addition to the cash and Preferred Stock being delivered to CAM's Shareholders as consideration under this Agreement, pay at Closing up to Forty-Five Thousand Dollars ($45,000) to cover CAM's costs of legal and accounting fees directly related to this transaction as more particularly described on Schedule 10.10 to this Agreement.

               10.11 RIGHT TO SEEK RESTITUTION. SMI shall have the right to seek pro-rata reimbursement and restitution from those parties listed on Schedule
10.11 hereto up to an aggregate amount of $500,000 should any "Undisclosed Liabilities", as defined in Section 6.2.16 and known to any of the said parties prior to the Effective Date, be asserted against or come to the attention of DRC or SMI and be reported in writing to each of the said parties prior to March 31, 2001. To the extent that a Note under Article V has been issued to a party liable to SMI under this Pargraph 10.11 and/or Paragraph 11.4, SMI may set off any liability due against said Note. The parties identified on Schedule 10.11 who have executed this Agreement as Directors have joined in this Agreement to acknowledge their consent hereto and for the provisions and obligations under

Section 11.4; without acknowledging any liability or other obligation to DRC, SMI or CAM, except as set forth in Section 11.4.

                                   ARTICLE XI
                    RELEASES AND SURVIVAL OF REPRESENTATIONS,
                              COVENANTS AND CLAIMS

               11.1 All representations, covenants and claims with respect to this Agreement shall expire on the Closing, save and except the performance obligations set forth in Sections 3.1, 5.1, 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7,
7.8, 8.1, 8.2, 9.1, 9.2 and 10.11 and the performance obligations, duties, agreements and releases set forth in this Article XI hereof.

               11.2 CAM, its shareholders, officers and directors agree to and do hereby release SMI and their respective officers and directors from any and all claims with respect to the tax-free nature of this transaction for Federal Income Tax purposes, pursuant to Section 368(a); subject only to DRC's and SMI's compliance with their performance obligations pursuant to Section 7.6 hereof.

               11.3 CAM and its officers and directors agree to warrant and do hereby warrant that they will not seek or entertain any alternative merger or financing offers (other than minor funding to maintain operations or properties) prior to the termination or Closing of this Agreement, as the case may be.

               11.4 DRC and SMI agree to release and do hereby release CAM, its shareholders, officers and directors, and their heirs and assigns from any and all claims whatsoever, including but not limited to claims and obligations arising out of this Agreement and any transactions contemplated thereby or incident or related thereto, save and except:

               (a) The release with regard to tax-free status granted to DRC and SMI in Section 11.2 hereof;

               (b) The obligation of CAM and its officers and directors not to seek or entertain alternative financing (other than any necessary minor funding for operation purposes) prior to termination or Closing of this Agreement;

               (c) If the number of shares of CAM Stock issued to those Shareholders identified on Schedule 6.2.3 hereof outstanding at the Closing plus any valid claims of rights for additional CAM shares at said time by way of options, conversions or otherwise exceeds the total of 20,018,000 CAM shares, or if third parties contest the right to those shares identified as belonging to a CAM Shareholder identified on Schedule 6.2.3, the Directors of CAM agree to rebut any such claim and/or provide DRC or SMI, as the case may be, with a sufficient number of DRC Preferred Shares to offset any such valid claims; and

               (d) If, pursuant to Section 10.11 hereof, any Undisclosed Liabilities of CAM known to any Director at or prior to the Effective Date come to light and are reported in writing to the Directors prior to March 31, 2000, the Directors shall be liable, pro-rata to the extent provided in Section 10.11.

        IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed as of the Effective Date.

                              Strategic Minerals, Inc., a Nevada
                              corporation

                              By:
                                  --------------------------------------------
                                     Gary J. Novinskie, Chief
                                     Executive Officer

                              Daleco Resources Corporation, a
                              Delaware corporation,

                              By:
                                  --------------------------------------------
                                     Dov Amir, Chairman of
                                     the Board and Chief
                                     Executive Officer

                              Clean Age Minerals, Incorporated,
                              a Nevada corporation,

                              By:
                                  --------------------------------------------
                              Eric R. Haessler, Chairman of the Board

DIRECTORS: (SOLELY WITH RESPECT TO SECTION 10.11 AND ARTICLE XI HEREOF.)


-----------------------------------        ------------------------------------
Herbert L. Lucas                           Carl A. Haessler


-----------------------------------        ------------------------------------
Robert E. Martin                           Robert A. Nolind


-----------------------------------        ------------------------------------
Dewey Thomas Copeland                      Edward W. Grissom


-----------------------------------
Eric R. Haessler

                 SMI/DRC/CMA Agreement dated September 19, 2000


                                  SCHEDULE 5.1


Loans made to Corporation:

1.  Eric Haessler                           $  58,938
2.  Robert A. Nolind                        $  49,124
3.  Alice A. Haessler                       $  20,000
4.  Pat Beard                               $  10,000
5.  Carl A. Haessler                        $  83,478
6.  Herbert L. Lucas                        $ 153,530
7.  Robert E. Martin                        $ 134,811
8.  Edward W. Grissom                       $   5,000
                                            =========
Total Loans                                 $ 514,881

                 SMI/DRC/CMA Agreement dated September 19, 2000
                                 SCHEDULE 6.2.2


            The subsidiaries of Clean Age Minerals, Incorporated are:

    C.A. Properties, Inc, incorporated under the laws of the State of Nevada.

  Lone Star Minerals, Inc., incorporated under the laws of the State of Nevada.

      Matrix-Loc, Inc., incorporated under the laws of the State of Texas.

                 SMI/DRC/CMA Agreement dated September 19, 2000



                                 SCHEDULE 6.2.3


                       Capitalization and Share Ownership


1. AUTHORIZED CAPITAL. The authorized capital of CAM consists of 50,000,000 shares of common stock, par value $.01 per share.

2. OUTSTANDING SHARES. The number of shares of CAM common stock outstanding is 20,018,000.

3. ADDITIONAL SHARES. No additional equity securities of CAM are reserved, or outstanding.

4. OUTSTANDING STOCK. No outstanding stock appreciation rights, warrants, or options to acquire equity.

5. DEBT SECURITIES. No debt securities with conversion rights or other rights to obtain equity.

6. SHARE OWNERSHIP INFORMATION.

        SHAREHOLDER NAME AND ADDRESS        NO. OF SHARES OWNED
        ----------------------------        -------------------

                 SMI/DRC/CMA Agreement dated September 19, 2000

                               Schedule 6.2.4 (b)

       Oro Grande Lease - The lease agreement dated August 4, 1993 by and between NEW MEXICO AND ARIZONA LAND COMPANY, lessor and C.A. PROPERTIES,INC., lessee, prohibits assignment of the lease by lessee without consent of lessor, "which consent shall not be unreasonably withheld."

                 SMI/DRC/CMA Agreement dated September 19, 2000

                    Schedule 6.2.4 (c) - Government Approvals


        No consent is required with regard to transfer of ownership of federal leases of mineral properties, but a filing should be made giving notice of change of ownership, when applicable. In the present instance, all of the federally leased mineral properties are held in the name of C.A. Properties, Inc., a subsidiary of CAM.

        The Marfa lease is held by Lone Star Minerals, Inc., a subsidiary of CAM and will continue to be held by Lone Star. A portion of the Marfa lease is owned in fee by the Lessor, the balance is on state land. No filing should be required unless and until any of such property is transferred out of Lone Star..

        No filings will be required with respect to the Oro Grande lease as long as it continues to be held and operated by C.A. Properties, Inc.

                 SMI/DRC/CMA Agreement dated September 19, 2000

                               Schedule 6.2.5 (a)

                     Government Approvals, Permits, Licenses

         All information regarding filings with appropriate authorities, whether historical, current or prospective have been provided to SMI.

        See Schedule 6.2.5 (b) with respect to environmental compliance.

                 SMI/DRC/CMA Agreement dated September 19, 2000

                               Schedule 6.2.5 (b)


                            Environmental Compliance

        CAM's mining operations during the current year have consisted of digging and removal of zeolite from its major lease near Marfa, TX. No permit is required from the Air Quality Board for such digging and removal. A filing and a permit will be required if and when grinding and/or other advanced mining operations are conducted on the premises.

        Additional environmental applications, compliance and permits will be required on CAM's respective mineral properties as they are put into production. In some instances the permitting process requires months of application and verification before such permits can be granted.

                 SMI/DRC/CMA Agreement dated September 19, 2000

                               Schedule 6.2.6 (a)


Financial   Statements  -  Explanations  and  Exceptions  with  regard  to  GAAP
Compliance and Valuations

        PATENTS & TECHNOLOGIES

        During 1995, CAM negotiated an agreement to acquire by exchange 100% of the outstanding stock of Matrix-Loc, Inc., a Texas corporation which held the Patent and related technologies in exchange for 6,900,000 shares of Clean Age common stock valued at a price of $1.00 per share which was the market price paid in cash for other Clean Age shares sold at times reasonably contemporaneous with the acquisition. The Matrix-Loc owners acquired approximately 30% of the outstanding stock of Clean Age.

        In determining the economic valuation of the patent and technology, CAM relied upon competitive offers which the owners of Matrix-Loc had received from knowledgeable, financially responsible, independent third parties, and completion of certain tests and evaluations of the processes and technology.

        The Patent and related technologies have been and are being carried on the CAM's books at the acquisition price. The Patent was issued in 1994 for a presumed life of seventeen years plus any future extensions thereof permitted by Congress as the case may be. CAM has carried the Patent and technology at the acquisition price on the theory that their economic usefulness and value are primarily dependent upon their effective utilization in marketing and conducting remediation operations, which is more a matter of prospective business activity and marketing efforts than annual depreciation.

MINERALS

        Mineral properties were placed upon CAM's books at the cost basis of the shareholder owners of C.A. Properties, Inc. plus amounts paid by them for property improvements (as distinguished from annual costs for maintenance and filing fees). These acquisition valuations were based upon information provided and/or determined by Brig. Gen. Robert E. Martin in his capacity as President of C.A. Properties, Inc. In December, 1995, CAM acquired the Marfa property through an exchange of shares with Lone Star Minerals, Inc. In the case of the Lone Star acquisition, the property was valued on the basis of an independent professional valuation and Clean Age shares were issued at a price of $1.25 per share, which was the price Clean Age shares were currently being sold for cash to other independent parties.

        There has been no depletion charged against the mineral deposits. Mining and removal have been negligible to date in proportion to the large amount of minerals on the respective properties. From time to time the company has obtained valuation estimates with regard to various mineral properties from independent professionals. Valuations of properties are subject to continuing fluctuations depending upon the immediacies of market supply and demand. Management believes that, in general, the recognition and value of nonmetallic minerals are increasing, but management does not have sufficient information to support this conclusion or other conclusions relating to current valuations. The economic value and utilization of the specific mineral deposits will depend upon the extent of future market prices and the company's marketing, shipping and extraction activities.

EQUIPMENT

        An equipment list identifying, describing and locating the equipment carried on the company's books is attached to this schedule. The company's equipment is customarily depreciated over respective useful lives which are generally five years or ten years, commencing when the equipment is put into use. Certain equipment and equipment rights resulted from a negotiated arrangement to accept equipment and rights of use of equipment as an offset to cash payments claimed by Clean Age for certain materials and services provided by the company in conjunction with remediation contracts performed by a licensee. The licensing agreement was terminated by the company in July, 1999. As a consequence of this termination, the value of certain equipment and equipment rights was significantly written down on the company's financial statements for the nine month period ending September 30, 1999.

        Certain equipment owned by the company consisted of or included custom items or standard items with custom additions so that standard items of equipment were not necessarily available for a proper basis of comparison. In such instances, the company obtained and utilized appraisals from independent machinery and equipment dealers in determining its computations less appropriate depreciation. These computations represent the best estimates by management on a going concern basis. In the event of liquidation or sale, prices received may be considerably lower or higher depending upon seasonal considerations and other factors which significantly influence supply and demand at any given time.

                        CLEAN AGE MINERALS, INCORPORATED
                        September 30, 1999 Equipment List

                                                                                 Year in          Value
        Equipment                                  Location                      Service       Decpreciated
1.      Condensing Unit                            Port of Corpus Christi          1996          $255,426           159,641

2.      Mixing Unit                                Port of Corpus Christi          1996            96,575            60,360

3.      Pneumatic Trailers (3)                     Yard at Corpus Christi          1996           145,812            91,132

4.      SIMCO Dust Collector                       Port of Corpus Christi          New             60,000            60,000

5.      40' x 8' x 8' Storage Container            Port of Corpus Christi          1996             6,300             3,938

6.      Lister Truck Loading Blower                Port of Corpus Christi          New             20,000            20,000

7.      Chevrolet C-6000 Truck & Trailer           Port of Corpus Christi          1996            30,000             2,000

8.      Office Equipment                           Port of Corpus Christi          1996             1,000               250
                                                                                            -------------      ------------

                                                                 TOTAL:                          $615,113           397,321

Notes:

i) New in Year In Service means the equipment has never been placed in service.

ii) The useful lives of 1) through 6) is ten years. Depreciation is taken straight line.

iii) 7) is appraised at salvage value.

iv) The useful life of 8) is 5 years. Depreciation is taken straight line

EQUIPMENT LOCATION:

All equipment except the Pneumatic Trailers is located at the Port of Corpus Christi. The Port's address is:

Port of Corpus Christi
4300 Rincon Industrial Park
Corpus Christi, TX 78401

The Pneumatic trailers are located at:

Inland Transportation
XXXX Upriver Rd.
Corpus Christi, TX   78402

Ph: 361-887-8550

DESCRIPTION OF EQUIPMENT:


A) Condensing Unit

         The Condensing Unit is a custom manufactured vapor recovery unit that traps light gases and changes them into liquids. Its basic components consist of two 230 horsepower compressors, each with four 4 foot by 4 foot condensing units per side (total of 8). Finally, at the top of the unit each compressor has an 8" Heat exchanger (total of 2).

B) Mixing Unit

        The Mixing Unit is also custom manufactured. It was designed to mix the components of matrix CA-6. It can blend and prepare 10 tons of CA-6 at one time for industrial use. The time required for each batch is approximately 15 minutes. The unit is hydraulically driven by a 100 horsepower 480 volt 3 phase motor. The entire mixing unit is mounted on a skidded unit, allowing easier portability of the mixing unit.

C) Pneumatic Trailers

        Each trailer is designed for pneumatic handling of high density dry flowable powders and granules at an operating pressure of 14.6 PSI. Each trailer has a capacity of 1,000 cubic feet. They are constructed with an internal top shell stiffener surrounded by a smooth exterior. The ends consist of a high tensile steel front and rear frames with tubular steel struts. Accessories include contoured aluminum fenders with rubber mudflaps; a 21 foot aluminum tube hose carrier mounted flush with the rear of the trailer; an aluminum ladder and walkway to the center manhole; and a complete 12 volt light and wiring system for stop, taillight and clearance signals.

D) SIMCO Dust Collector

This piece of equipment is designed to trap dust during the moving and blending process. It is 15 feet high and 4.5 feet in diameter. Attached to it are bags to collect and trap dust. There are 24 sox (bags); each one is 12 feet long.

E) Storage Container

        The storage container is 40 feet by 8 feet by 8 feet, for a total of 2,560 cubic feet. It is lockable and watertight. The container holds the office furniture, including desks, tables and chairs.

F) Lister Truck Loading Blower

The blower is a four cylinder, 65 horsepower air cooled Lister engine w/ Rootes-type blower. It is designed to handle pneumatic discharge and intake during loading and unloading of trucks. The entire blowing unit is mounted on a skidded unit, allowing easier portability of the blower. To further facilitate portability, it has a self-contained starter and its own fuel tank.

G) Chevrolet C-6000 Truck & Trailer

H) Office Equipment

        This consists of desks, tables, chairs and other minor equipment. They are located in the container listed as E) above.

                 SMI/DRC/CMA Agreement dated September 19, 2000

                               SCHEDULE 6.2.6 (b)


        CAM has no knowledge of any material liabilities as described in Section 6.2.6(b) of the Agreement or any knowledge of any business events or other occurrences which could give rise to such liabilities.

                 SMI/DRC/CMA Agreement dated September 19, 2000

                                 Schedule 6.2.7

                  Changes or Events subsequent to June 30, 1999

        There has been no change in CAM's business of the sort described in
Section 6.2.7 of the Agreement.

                 SMI/DRC/CMA Agreement dated September 19, 2000

                                 Schedule 6.2.8

                                   Litigation


        CAM, and its officers and directors have no knowledge of any litigation threatened against CAM or which involves CAM.

                 SMI/DRC/CMA Agreement dated September 19, 2000

                                 Schedule 6.2.9

                      Contracts and Material Adverse Events


        Federal mineral leases - Requiring annual maintenance services and renewal payments, (all of which are current) which are subject to compliance with environmental and other obligations with any future operations thereof.

        Oro Grande Lease - New Mexico Arizona Land Company

        Marfa Lease - Ted & Frances Harper

        Reynolds Environmental Contract - contract with Reynolds Environmental, Inc. under which the company is obligated to provide mining and delivery of zeolite from its Marfa property against contemporaneous receipt of payments therefor.

                 SMI/DRC/CMA Agreement dated September 19, 2000

                                 Schedule 6.2.10

                                   Tax Filings



CAM has filed all required Federal and state income tax returns with respect to all periods ending on or before the date of this Agreement. However, the company filed consolidated returns which included two of its subsidiaries (C.A. Properties, Inc. Matrix-Loc and Lone Star Minerals, Inc.) but did not disclose the existence of the two subsidiaries on the tax returns. CAM has consulted with a certified public accountant, and on his professional advice, has filed Form 851 apprising the Internal Revenue Service of the inclusion of the two named subsidiaries in the returns.

                 SMI/DRC/CMA Agreement dated September 19, 2000

                                 Schedule 6.2.11

                              Titles to Properties


        All federal leases are current in their filings and payments.

        Attached as Exhibit "A" hereto is a First American Title Insurance Commitment No. 020268 regarding the Oro Grande Lease. The parties incorporate that Policy herein for all purposes.

        Attached as Exhibit "B" hereto are various Title Reports from the Law Firm of Beard & Kultgen, Waco, Texas, Dated April 21, 1995, October 9, 1995, December 6, 1995, January 18, 2000 and July 17, 2000, which opinions incorporated herein for all purposes.

                 SMI/DRC/CMA Agreement dated September 19, 2000

                                Schedule 6.12.13

                             Patents and Trademarks


United States Patent # 5-387738, Dated February 7, 1995

Titled: Reagent for Treating a Contaminated Waste Material and Method for Same

Trademark Reg. No. 2,165,085, Dated June 16, 1998

For  Business  Marketing   Consulting  Services  for  others  in  the  field  of
Non-Metallic Mineral Compounds for use in the treatment of wastes and waste by-products, in class 35 (U.S. Cls. 100, 101 and 102)



Trademark Reg. No. 2,165,084, Dated June 16, 1998

For Non-Metallic Mineral Compounds for use in the treatment of wastes and waste by products in class 1 (U.S. Cls. 1,5,6,10,26 and 46)

                 SMI/DRC/CMA Agreement dated September 19, 2000

                                 Schedule 10.10

                      Schedule of CAM's Legal and Accounting Fees to be Paid
                                         by SMI at Closing


    The Sanford Law Offices                           $25,000.00
    Eric R. Haessler                                  $20,000.00
                                                 ===============

    TOTAL                                             $45,00.000

                 SMI/DRC/CMA Agreement dated September 19, 2000

                                 Schedule 10.11

           CAM Directors Responsible for Reimbursement and Restitution
                           for Undisclosed Liabilities


    Herbert L. Lucas
    Carl A. Haessler
    Robert E. Martin
    Robert A. Nolind
    Dewey Thomas Copeland
    Bill Grissom
    Eric R. Haessler

                 SMI/DRC/CMA Agreement dated September 19, 2000


                                  Exhibit 5.1.1

                                  ONE YEAR NOTE

Principal Amount $_________                              Date September 19, 2000

        FOR VALUE RECEIVED, the undersigned hereby promises to pay to the order of ________________, the sum of ___________________________ ($________) plus accrued interest at the rate of 8% per annum. Said payment shall be paid in the following manner:

               Maturity Date:                      September 18, 2001


        All payments shall be applied first to accrued but unpaid interest and then to outstanding principal. This note may be prepaid, at any time, in whole or in part, without penalty. If the Maker prepays said note, it will pay a 8% interest rate per year on the face amount of the $________ note for the time the note was in force. This note shall be immediately due and payable upon the occurrence of any of the following:

        Dissolution or liquidation of any of the undersigned, or any endorser, guarantor to surety hereto.

        Upon the filing by any of the undersigned of an assignment for the benefit of creditors, bankruptcy or other form of insolvency or by suffering an involuntary petition in bankruptcy or receivership not vacated within thirty
(30) days.

        Maker shall have no right of offset under this Note.

        In the event this note shall be in default and placed for collection, then the undersigned agree to pay all reasonable attorney fees and costs of collection. Payments not made within five (5) days of due date shall be subject to a late charge of 5% of said payment. All payments hereunder shall be made to such address as may from time to time be designated by any holder.

        All interest accruing and payable under this note shall be computed on the basis of a 360 day year.

        The undersigned and all other parties to this Note, whether as endorsers, guarantors or sureties, agree to remain fully bound until this Note and all interest accrued and unpaid shall be fully paid, and hereby waive demand, presentment and protest and all notices hereto and further agree to remain bound, notwithstanding any extension, modification, waiver, or other indulgence or discharge or release of any obligor hereunder or exchange, substitution, or release of any collateral granted as security for this note. No modification or indulgence by and holder hereof shall be binding unless in writing; and any indulgence on any one occasion shall not be an indulgence for another or future occasion. The rights of any holder hereof shall be cumulative and not necessarily successive. This note shall take effect as a sealed instrument and shall be construed, governed and enforced in accordance with the laws of the State of Nevada.

        This Note may be assigned, transferred and conveyed by the holder hereof and any subsequent holder. Notice of such transfer must be given Maker. Any notice given hereunder must be in writing and may be hand delivered or shall be effective upon receipt and shall be sent by Certified Mail, return receipt requested or by Overnight Carrier and addressed to Maker at the address set forth under its name below or at such other address as Maker may give the Note Holder. Any holder of this Note, whether the original payee or subsequent holder shall have and be entitled to all rights and remedies, whether at law or in equity, to enforce and collect upon this Note. Maker hereby waives any and all deference of lack of Notice, validity of assignment or claim that the holder hereof is not a holder in due course. Maker acknowledges that this Note shall be deemed for all purposes as a "Bearer" instrument, and that the holder at the time of Maturity shall have all rights of collection to include, without limitation, that certain Guraranty of Daleco Resources Corporation of even date herewith presented to the Payee simultaneously with the delivery of this Note.

        EXECUTED THIS 19th Day of September, 2000.

                                      MAKER

                                        STRATEGIC MINERALS, INC.
Attest:


                                        By:
----------------------------                ------------------------------------
                                            Gary J. Novinskie, President
----------------------------
                                        Maker's Address:

                                        983 Old Eagle School Road, Suite 615
                                        Wayne, Pennsylvania 19087
                                        Telephone: 610-293-6400
                                        Fax:            610-293-6435

                 SMI/DRC/CMA Agreement dated September 19, 2000

                                  Exhibit 5.1.2

                             UNCONDITIONAL GUARANTY

        As an inducement for ____________________ ("Lender"), to accept a note ("Note") for and defer payment of Strategic Minerals, Inc. ("SMI") as successor by way of merger with Clean Age Mineral, Inc.'s obligation to LENDER in the amount of ________________________________ ($____________) ("Debt"), Daleco
Resources Corporation, a Delaware corporation ("Company"), the parent of SMI and who is materially benefitted by LENDER's forbearance and agreement as noted above, hereby irrevocably and unconditionally:

        ) Guarantees to LENDER that SMI will promptly and fully perform all SMI's obligations to LENDER, whether now existing or hereafter arising, including without limitation obligations to make prompt, timely, and full payment of any and all amounts now or at any times hereafter to be paid by SMI on that certain Note of even date herewith by and between Lender and SMI ("Note"); and

        ) Agrees to indemnify and save harmless LENDER against and from (a) any and all losses, damages, liabilities, and claims now or at any time hereafter arising directly or indirectly out of any failure by SMI to pay to LENDER all of SMI's obligations to LENDER under the Note, and (b) all costs and expenses arising therefrom or relating thereto, including reasonable legal fees (whether litigated or un-litigated), interest computed as set forth in the Note, and any such other costs, expenses, losses, damages, liabilities, or claims actually incurred, as the case may be (whether liquidated or unliquidated in amount), to which LENDER is entitled under the Note.

        The Company hereby agrees with LENDER as follows:

        ) This guaranty is absolute and unconditional. Each and every representation, warranty, covenant, and condition now or hereafter made or to be performed or observed by SMI shall be binding upon the Company with the same force and effect as though the same had been made or was to have been performed or observed the Company individually. No act or omission of any nature whatsoever by SMI shall release or otherwise affect the obligations of the Company under this guaranty, except an act or omission which constitutes a full release of SMI, and no defense shall be available to the Company except a defense which is available to SMI. This is a continuing guaranty, and it shall not be subject to revocation by the Company for any reason whatsoever, other than the satisfaction of the Note by SMI.


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        ) The  Company  hereby  waives  notice of any and all  defaults  by SMI.
Without the consent of or notice to the Company: (i) extensions, forbearance, leniencies, and indulgences of any nature whatsoever may be granted to SMI; (ii) any contracts, agreements, leases, or other documents may be amended or modified in any way whatsoever; (iii) additional collateral or security may be accepted from SMI from time to time; and (iv) any collateral or security for SMI's obligations to LENDER may be amended or released in whole or part with or without consideration. None of the foregoing shall in any way affect the obligations of the Company under this guaranty.

        ) This guaranty shall in no way whatsoever preclude or otherwise affect any of LENDER's rights or remedies against SMI, but LENDER shall have no obligation whatsoever to enforce its rights or pursue its remedies against SMI or any other guarantor in the event of any default. Any attempt to enforce such rights or pursue such remedies against SMI or any other guarantor shall in no way whatsoever constitute a waiver of any rights or remedies against the Company under this guaranty.

        ) This guaranty shall inure to the benefit of and be enforceable by LENDER and its successors and assigns and shall be binding upon and enforceable against the Company and its successors, and assigns.

        The Company hereby irrevocably authorizes any attorney at law to appear for the Company in any court in any county where the Company resides, with or without process, at any time after any amounts become due under this guaranty; to waive the issuance and service of process and confess judgment against the Company, in favor of LENDER for the amount then appearing due, together with costs of suit and interest; and thereupon to release all errors and waive all rights of second trial, appeal, and stay of execution; but no judgment entered pursuant to the authority conferred under this paragraph for less than the full amount due or to become due under this guaranty or against the Company shall not limit or otherwise affect any rights or remedies of LENDER under this guaranty.

        This guaranty is being executed and delivered by the Company to LENDER in Washoe County, Nevada, this 19th day of September, 2000

    Attest:                        Daleco Resources Corporation

-----------------------------      ---------------------------------------
                                   By:  Dov Amir,
                                        Chairman of the Board and Chief
                                        Executive Officer


WARNING--BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR FOR ANY OTHER CAUSE.